Exhibit 13

RGC Resources®

2025 Annual Report

PRESIDENT'S LETTER TO SHAREHOLDERS

RGC Resources mission statement proclaims that "We create value for shareholders, employees and the communities we serve through superior customer service, prudent investments and promoting economic development." RGC Resources succeeded in all aspects of this mission in 2025, as reflected by the $13.3 million net income, a 13% increase over 2024. Earnings per share totaled $1.29, an 11% increase. In November 2025, the Board of Directors approved a 5% increase to the annual dividend rate to $0.87 per share. In a testament to customer growth, the steady Roanoke economy and the strength and reliability of the Roanoke Gas distribution system, Roanoke Gas set a new, annual natural gas delivery record of 11.5 million DTH's, surpassing the previous record by 400,000 DTH's set in fiscal 2001.

Executing its strategy of safe and reliable natural gas service and deploying over $21 million of capital in the process, Roanoke Gas installed 4.8 miles of new main and added 712 customers in 2025, 50% and 13% increases over 2024, respectively. Through the SAVE plan, Roanoke Gas renewed 4.2 miles of pre-73 plastic pipe and 348 related services. Demand for natural gas continues to be strong, especially in the new housing sector.

Roanoke Gas' first priority is safety and this year we established the prestigious Pete Orr Safety Award, named in memory of our former safety director to recognize an employee who not only consistently works safely, but also ensures public safety while encouraging and leading others to work safely. Eddie Garey, a 14-year veteran of Roanoke Gas and a leader in the Leak Survey Department, received the inaugural award. The Roanoke Gas safety and training center was also completed, providing modern and efficient opportunities for skills development, emergency preparedness and safety best practices training.

Google is coming to Botetourt County, while expansion in Franklin County has been slower than anticipated as we continue working with local officials to prudently expand service. An expedited base rate application was just filed in early December as a necessary measure to address continuing inflationary pressures and higher interest rates while maintaining the strength and safety of the Roanoke Gas system.

Mountain Valley Pipeline's (MVP) first full-year results were positive and cash was returned to us for the first time. It should be noted that MVP supply was crucial in what was the coldest winter in recent history in the Southwest Virginia and mid-Atlantic regions. RGC Midstream is pleased to be a partner in the recently announced MVP expansion, known as Boost. Boost will add 600,000 DTH of daily capacity to MVP, further helping to meet the U.S.'s energy needs.

The positive momentum from 2025 has carried into 2026, and we are working diligently on another successful year. Thank you for your support and continued investment in RGC Resources.

Sincerely,

Paul W. Nester
President and CEO

CORPORATE INFORMATION

BOARD OF DIRECTORS

Nancy Howell Agee
CEO Emeritus and Director – Carilion Clinic

Jacqueline L. Archer
President, CEO and Director – Blue Ridge Beverage Company, Inc.

Abney S. Boxley III
President – Boxley Family, LLC

T. Joe Crawford
Retired Vice President and General Manager – Steel Dynamics Roanoke Bar Division

Maryellen F. Goodlatte
Retired Attorney – Glenn, Feldmann, Darby & Goodlatte

Robert B. Johnston
Executive Vice President and Chief Strategy Officer – The InterTech Group, Inc.

J. Allen Layman
Private Investor and Retired President and CEO – Ntelos, Inc.

Elizabeth A. McClanahan
CEO – Virginia Tech Foundation

Paul W. Nester
President and CEO – RGC Resources, Inc.

John B. Williamson III
Chairman – RGC Resources, Inc.

ANNUAL REPORT AND 10-K

This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

PUBLIC INFORMATION AND SEC FILINGS

Our latest news and Securities and Exchange Commission filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication.

ANNUAL MEETING

Our annual meeting of shareholders will be held virtually at the following URL www.virtualshareholdermeeting.com/RGCO2026 on Monday, January 26, 2026, at 11:30 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 8, 2025.

Transfer Agent and Registrar:
Broadridge Financial Solutions Inc.
c/o RGC Resources, Inc.
P.O. Box 1342, Brentwood, NY 11717
Phone: (844) 388-9273
Email: shareholder@broadridge.com
Web: shareholder.broadridge.com/rgco/

Analyst and Media Inquiries:
RGC Resources, Inc.
c/o Analyst/Media Inquiries,
P.O. Box 13007, Roanoke, VA 24030
Email: Investor_Relations@RGCResources.com
Web: www.rgcresources.com/investor-financial-information/

RGC Resources®

519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, Virginia 24030-3007

www.rgcresources.com

Facebook.com/RoanokeGas

X.com/RoanokeGas

Trading on Nasdaq as RGCO

Safe, reliable, and affordable since 1883.